Webxu Issues Shareholder Update Letter

LOS ANGELES, California–February 27, 2013–Webxu, Inc. (OTCBB: WBXU), a media company that owns and operates a network of consumer branded websites and businesses focused on Customer Acquisition, E-Commerce and Mobile Media, today announced the issuance of a letter by CEO Keith Schaefer, to update shareholders on Company progress.

Dear Shareholder,

Since our last update to shareholders, we have a number of major milestones to report. I am pleased to say our management, employees, strategic partners and investors have all been very supportive in our continued pursuit of consistent growth both organically and through acquisition.

As we approach the end of the first quarter 2013, we remain steadfast in optimizing performance for our advertisers and partners. Moving past some of the challenges that faced both the market and our company in 2012, we are moving forward with our plan to scale the business and we have identified a number of suitable acquisitions, which we anticipate will substantially accelerate our growth. We are working closely with our financing partners, including Breakwater Investment Management, to facilitate these acquisitions.

Customer Acquisition

As we continue on in 2013, we are pleased to announce the launch of our Auto and Insurance verticals, which we are operating through our proprietary websites 24hourautoinsurancequote.com, 24hourcarquote.com and 24hourautoloan.com. We are excited about the partnerships we have developed in conjunction with these new consumer facing properties and as we continue to build out our 24hour brand, we believe we can evolve into an industry leader in these core verticals.

Acquisition Growth

Our industry still remains very fragmented and numerous, complementary acquisition opportunities continue to exist. We have identified a number of these opportunities that would enable us to expand our organic growth and we continue to pursue them.  In the 4th Quarter of 2012, we publicly announced we had entered into an agreement to acquire MediaTrust, a Los Angeles-based click advertising network. However, shortly thereafter, various contingencies remained unsatisfied, and we did not complete the acquisition. Our vision and growth strategy remain the same. We look forward to releasing new announcements regarding new acquisitions in development in the near future.

Mobile Strategy

We are continuing to integrate a measurable portion of our growth strategy in the mobile sector. We have recently added additional mobile publishers to our network and we continue to factor in mobile capability into our Customer Acquisition and E-Commerce development. Additionally, we have added mobile advertising and mobile technology platforms to our ongoing acquisition pipeline in development. This mobile integration not only fuels our existing performance, but also brings us new revenue opportunities as it gives our nationwide customers the ability to capture the rapidly growing mobile audience.

Strategic Partnerships

In Q1 2013, we established two core partnerships with Linkstorm and Holland Interactive, both to help execute on our organic Customer Acquisition strategy.

Linkstorm is a New York City-based advertising technology company that utilizes a next-generation hyper-linking system to enhance the conversion percentages of online marketing campaigns. Linkstorm’s functionality enables us to achieve higher response to our Advertisers offers, thereby increasing the overall results of all our campaigns across all verticals.

Holland Interactive is a Customer Acquisition consulting firm that brings us key executive services from seasoned industry veterans Rory Holland and Scott Pannier.

Prior to founding Holland Interactive, Rory Holland co-founded BlueSky Marketing, a leading automotive marketing and finance company, and prior to BlueSky, he was the Chief Marketing Officer at Credit.com where he helped double the company’s publisher and affiliate revenues in less than 18 months. Rory also co-founded Telling International, a brand licensing company that was acquired in 1998.

Prior to Holland Interactive, Scott Pannier held senior-level positions at Exponential, Motive Interactive, Nextag, Adteractive, and ValueClick. Scott has also performed consulting roles for SocialMedia.com, PMA Media Group, Tallac Media, and Healthcare.com. Scott has a deep understanding all the moving pieces that make up today’s complex online media ecosystem, including a core expertise in the Financial Services, Education, and Insurance verticals.

Going Forward

As Advertisers continue to shift their budgets from traditional marketing channels to online advertising, they are now increasing that online spending further in the mobile sector. We are working diligently with the anticipation that 2013 will produce very positive results from our overall strategic plan to keep in line with industry trend. Our focus is on increasing shareholder value and we intend to be a growing force in this newly expanding sector.

Thank you for your support.

Keith E. Schaefer

CEO
Webxu, Inc.

About Webxu, Inc.

Webxu, Inc. (OTCBB: WBXU) is a media company that owns and operates a network of consumer branded websites and businesses focused on Customer Acquisition, E-Commerce and Mobile Media. Through its branded consumer websites, Webxu generates revenue by providing advertiser clients with targeted consumer traffic. Webxu is headquartered in Los Angeles, CA. For more information about Webxu visit http://www.webxu.com.

Webxu Media Contact

Mike Roth

mike@webxu.com

Cautionary Language Regarding Forward Looking Statements

This release and any attachments contain forward-looking statements within the meaning of the “safe harbor” provisions of the Federal securities laws, including Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties. Words such as “will,” “believe,” “intend,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding the Company’s anticipated financial results and strategic and operational plans. The Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, but are not limited to: the Company’s ability to deliver an adequate rate of growth and manage such growth; the impact of changes in government regulation and industry standards; the Company’s ability to maintain and increase the number of visitors to its websites; the Company’s ability to identify and manage acquisitions; the impact of the current economic climate on the Company’s business; the Company’s ability to attract and retain qualified executives and employees; the Company’s ability to compete effectively against others in the online marketing and media industry; the impact and costs of any failure by the Company to comply with government regulations and industry standards; and costs associated with defending intellectual property infringement and other claims. More information about potential factors that could affect the Company’s business and financial results is contained in the Company’s latest annual report. These forward looking statements are made as of today’s date and, except as otherwise required by law, the Company does not intend and undertakes no duty to release publicly any updates or revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.